Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, September 27, 2010	(302) 857-3292

Dover Downs Gaming & Entertainment, Inc. and

Dover Motorsports, Inc. Announce Merger

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) (“Gaming”) and Dover Motorsports, Inc. (NYSE: DVD) (“Motorsports”) announced today that they have entered into a definitive agreement to combine their businesses through a merger under which Motorsports stockholders will receive .501 shares of common stock of Gaming for each share of common stock or class A common stock of Motorsports (the “Combination”).

Gaming and Motorsports are uniquely interrelated businesses that were separated in a tax free spin-off over eight years ago. For a variety of economic and operational reasons, each company’s Board of Directors has concluded that it would be in the best interests of the companies and their stockholders for the companies to be brought back together again. The merger will be structured as a tax free reorganization. Motorsports will be merged with a new subsidiary of Gaming, will continue its existence as an operating subsidiary of Gaming and will delist its common stock from the New York Stock Exchange. The common stock of Gaming would continue to be listed and trade on the New York Stock Exchange.

The Board of Directors of each company has unanimously approved the Combination and will recommend its approval to the stockholders of each company. The share exchange ratio was arrived at based on a financial analysis of both companies on a stand alone basis and as a combined entity and included consideration of the long and short term historical trading prices for each company’s common stock, among other factors. On the basis of such analysis, management of each company believes that there is no premium being paid by either company. The average exchange ratio for the fifteen consecutive trading days ending September 24, 2010, the last trading day immediately prior to the date of this announcement, was .501.

The Combination is subject to customary conditions precedent to closing, as well as stock exchange and regulatory approvals. In addition, the Board of Directors of each company has reserved the right to terminate the Combination without liability if, in the judgement of the Board of Directors, it determines that to do so would be in the best interests of the company and its stockholders. There are no termination or break up fees.

The Combination will be subject to a stockholder vote of each company. Gaming and Motorsports are both “controlled corporations” under New York Stock Exchange regulations and they are under common control as they share common directors and executive officers. Class A stockholders of each company are expected to vote in favor of the transaction and would normally have sufficient voting power to cause the merger to be approved. However, the Board of each company has included an additional vote requirement by which a majority of shares not owned by officers, directors or affiliates of each company must approve the Combination. A joint proxy statement is being prepared for a vote of Gaming and Motorsports stockholders and special meetings of Gaming and Motorsports stockholders are expected to be scheduled promptly after regulatory approvals and clearances are obtained.

Henry B. Tippie is Chairman of the Board of both Gaming and Motorsports. Mr. Tippie and the other members of the Board of Directors of Gaming will continue as Directors of Gaming after the Combination. In addition, Eugene W. Weaver, a Director of Motorsports, will join the Board of Directors of Gaming immediately following the closing of the Combination. Denis McGlynn, who is the Chief Executive of both Gaming and Motorsports will continue as Chief Executive Officer of Gaming after the Combination.

Mr. Tippie stated, “The timing is right for us to combine Gaming and Motorsports. Gaming’s operations are presently all in Dover, Delaware and while Motorsports has facilities in Delaware, Illinois and Tennessee, its nerve center and most significant operations and real estate holdings continue to be in Dover. There are many benefits to being a public company and the combined company will continue to have the advantage of those benefits. There are also considerable costs to being a public company and we hope to be able to eliminate some of those costs by going from two public companies to one. We also expect that as a larger entity we would be able to arrange for a more advantageous credit facility. And, with a larger share base, we also hope that the stock of Gaming will prove to be more liquid. It is our present intention to maintain the current quarterly dividend of three cents per share that we have been paying on Gaming common stock, although we anticipate that the dividend on our class A common stock will be reduced. Of course, payment of any future dividends is at the discretion of our Board of Directors. We also expect to be in a better position to manage the considerable real estate holdings that we have in Dover once they are owned by a single entity.”

Certain Advisors

Raymond James Ltd. has acted as financial advisor to Gaming and Motorsports in connection with the Combination. Dewey & LeBoeuf LLP, Montgomery, McCracken, Walker & Rhoads, LLP and Richards, Layton & Finger, P.A. have acted as legal counsel to Gaming and Motorsports. Montgomery, McCracken, Walker & Rhoads, LLP will provide a legal opinion relative to the tax free nature of the reorganization.

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the SEC filings of both Dover Downs Gaming & Entertainment, Inc. and Dover Motorsports, Inc. for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Casino — a 165,000-square foot casino complex featuring popular table games, the latest in slot machine offerings, multi-player electronic table games, the Crown Royal poker room, and a Race & Sports Book operation; the Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with conference, banquet, fine dining, spa, retail, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate three motorsports tracks in three states and promote NASCAR sanctioned and other motorsports events. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.

Additional Information

In connection with the proposed transaction, Gaming will file a registration statement, including a joint proxy statement of Gaming and Motorsports, with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because they will contain important information. Investors may obtain free copies of the registration statement and joint proxy statement when they become available, as well as other filings containing information about Gaming and Motorsports, without charge, at the SEC’s Internet site (www.sec.gov) and at the company’s websites, under the heading “Investor relations.”